EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL NUTRITION CENTERS, INC. ANNOUNCES COMPLETION OF
EXCHANGE OFFER FOR ITS 8-1/2% SENIOR SUBORDINATED NOTES DUE 2010

PITTSBURGH, PA, September 16, 2004 – General Nutrition Centers, Inc. (the “Company”) today announced the completion of its offer to exchange up to $215,000,000 of its outstanding 8-1/2% Senior Subordinated Notes due 2010 for 8-1/2% Senior Subordinated Notes due 2010 which have been registered under the Securities Act of 1933, as amended (the “Exchange Offer”). The Exchange Offer was made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated December 23, 2003.

The Exchange Offer expired at 5:00 p.m., New York City time, on September 15, 2004. All of the $215,000,000 in aggregated principal amount of the Company’s outstanding 8-1/2% Senior Subordinated Notes due 2010 were validly tendered for exchange and have been accepted. The terms of the new notes are substantially identical to the terms of the notes for which they were exchanged, except that the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,800 retail locations throughout the United States, including more than 1,300 domestic franchise locations, more than 900 store-within-a-store locations under our strategic alliance with Rite Aid and more than 800 locations in multiple foreign markets including Canada and Mexico.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of General Nutrition Centers, Inc. nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Contact:	Patrick Fitzgerald General Nutrition Centers, Inc. (412) 402-7455 Patrick-Fitzgerald@GNC-HQ.com